Exhibit 99.1

Contact:	Harriss T. Currie
Vice President, Finance and Chief Financial Officer
512-219-8020
hcurrie@luminexcorp.com
LUMINEX CORPORATION REPORTS FOURTH QUARTER
AND YEAR-END 2007 RESULTS
AUSTIN, Texas (February 7, 2008) — Luminex Corporation (NASDAQ:LMNX) today announced financial results for the fourth quarter and year ended December 31, 2007. Recent financial and operating highlights include the following:
•	Consolidated fourth quarter revenue of $21.5 million, a 51 percent increase over the fourth quarter of 2006; and year to date revenue of $75.0 million, a 42 percent increase over calendar year 2006
•	Record system shipments of 250 for the fourth quarter, for an installed base total of 4,979 at the end of 2007, up 21 percent from a year ago
•	Consumables and royalty revenue up 48 and 25 percent, respectively, from the fourth quarter of 2006. After eliminating royalties received from Tm Bioscience, royalties grew by 34 percent over the fourth quarter of 2006 and 30 percent over the prior year
•	Consolidated gross profit margin of 62 percent for the fourth quarter and 61 percent for 2007
•	U.S. Food and Drug Administration (FDA) approval of xTAG™ Respiratory Viral Panel (RVP)
•	Settlement of Rules Based Medicine, Inc. (RBM) litigation for total proceeds to the company of $12.5 million
Subsequent to the acquisition of Luminex Molecular Diagnostics (formerly Tm Bioscience), or LMD, on March 1, 2007, Luminex has reported the results of the Technology and Assay Groups as segments in addition to the consolidated results. The Technology Group consists of system sales to partners, raw bead sales, royalties, service and support of the technology and other miscellaneous items. The Assay Group consists of the Luminex Bioscience Group, or LBG, and LMD. This segment is primarily involved in the development and sale of assays on xMAP technology for use on the Company’s installed base of systems.
Consolidated revenue for the fourth quarter of 2007 was $21.5 million, a 51 percent increase compared with $14.2 million in the fourth quarter of 2006. Net income for the fourth quarter of 2007 was $11.1 million, or $0.30 per fully diluted share, compared with $0.6 million, or $0.02 per fully diluted share, for the same period last year. The results for the fourth quarter of 2007 include (i) $11.5 million of the $12.5 million one-time payment received for the settlement of litigation with RBM and (ii) the effects of the settlement of a liability related to the renegotiation of a contract acquired as part of the acquisition of Tm Bioscience in the amount of $2.3 million.
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LMNX Reports Fourth Quarter and Year-End 2007 Results

February 7, 2008
Consolidated revenue for the year ended December 31, 2007, was $75.0 million, an increase of 42 percent compared with $53.0 million for the year ended December 31, 2006. Net loss for 2007 was $2.7 million, or $(0.08) per fully diluted share, compared with net income of $1.5 million, or $0.05 per fully diluted share, in 2006.
As a reminder, Assay Group results for 2006 in the table below consisted of LBG only. LBG introduced its first two products in late 2006. LMD results from the date of acquisition, March 1, 2007 through December 31, 2007, are included in the table below.
LUMINEX CORPORATION
REPORTABLE SEGMENT HIGHLIGHTS
(unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue
Technology group	$18,582	$14,205	$65,912	$52,970
Assay group	4,093	5	12,642	19
Eliminations of intersegment revenue	(1,174)	—	(3,544)	—

	21,501	14,210	75,010	52,989

Operating income (loss)
Technology group	1,173	639	2,841	1,450
Assay group	(4,142)	(632)	(20,087)	(2,031)
Eliminations of intersegment operating income	26	—	(172)	—

Operating income (loss)	(2,943)	7	(17,418)	(581)
     “Our fourth quarter performance marked a strong finish to a year of significant progress for Luminex,” said Patrick J. Balthrop, president and chief executive officer of Luminex. “We are pleased with the increasing adoption of xMAP in the marketplace as total system placements reached 4,979 at the end of 2007, an annual increase of 862 systems and 21 percent. Consumables and royalty revenues in the fourth quarter were up 48 percent and 25 percent, respectively, over the same period a year ago and contributed to our solid gross profit margin of 62 percent. Royalty growth, which excludes Tm Bioscience submissions for all periods presented, increased by 34 percent over the fourth quarter of 2006. Our growth in royalties reflects the high rate of adoption of our technology in the marketplace, and the increasing market share being captured by our strategic partners.
“We are very pleased with the execution of our Assay Group as evidenced by our recent key product launches,“ added Balthrop. “During the fourth quarter, we announced the launch of FlexmiR Select, a new microRNA (miRNA) assay developed by LBG and designed to allow researchers to further advance understanding and enhance the analysis of miRNAs. At the beginning of 2008, we reached an important milestone as Luminex received 510(k) clearance from the FDA for the xTAG™ Respiratory Viral Panel (RVP). This represents the first product launch by LMD and further enhances our position in the molecular diagnostics market. With these new developments by LMD and LBG and a robust pipeline, the continued adoption of xMAP technology and our expanding partner base, we believe Luminex is well positioned for continued success in 2008.”
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LMNX Reports Fourth Quarter and Year-End 2007 Results

February 7, 2008
The financial condition and results of operations of the Company set forth herein reflect the Company’s purchase price allocation of the acquired assets and liabilities associated with the Tm Bioscience (now LMD) acquisition.
FINANCIAL OUTLOOK AND GUIDANCE
The Company intends to provide specific annual revenue guidance, updated at each quarterly reporting period.
Guidance for Fiscal 2008
•	The Company expects full year 2008 revenue to be between $95 million and $105 million. The full year figures represent an increase of between 26 percent and 40 percent over reported 2007 revenue.
CONFERENCE CALL
Management will host a conference call to discuss the operating highlights and financial results for the fourth quarter and year ended December 31, 2007, and certain financial guidance for 2008, on Thursday, February 7, 2008, at 5:00 p.m. Eastern time. The conference call will be webcast live and will be accompanied by a slide presentation, both of which may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call and slides will be archived for one year on the website using the ‘replay’ link.
ABOUT LUMINEX CORPORATION
Luminex develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP® technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex or xMAP® can be obtained on the Internet at http://www.luminexcorp.com.
Statements made in this release that express Luminex’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “could,” “should” and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’s products, the Company’s dependence on strategic partners for development, commercialization and distribution of products, concentration of the Company’s revenue in a limited number of strategic partners, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle and bulk purchases of consumables, Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, potential shortages of components, competition, the timing of regulatory approvals, the implementation, including any modification, of the Company’s strategic operating plans, risks and uncertainties associated with
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LMNX Reports Fourth Quarter and Year-End 2007 Results

February 7, 2008
implementing our acquisition strategy and the ability to integrate acquired companies, including Tm Bioscience Corporation, or selected assets into our consolidated business operations, including the ability to recognize the benefits of our acquisitions, as well as the risks discussed under the heading “Risk Factors” in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, except as required by law.
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LMNX Reports Fourth Quarter and Year-End 2007 Results

February 7, 2008
LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$27,233	$27,414
Short-term investments	6,944	10,956
Accounts receivable, net	11,827	8,237
Inventory, net	6,508	4,571
Other	856	1,917

Total current assets	53,368	53,095

Property and equipment, net	12,673	4,985
Intangible assets, net	16,919	—
Long-term investments	—	7,346
Goodwill	39,617	—
Other	982	1,270

Total assets	$123,559	$66,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,346	$3,255
Accrued liabilities	6,811	2,905
Deferred revenue and other	2,410	2,756

Total current liabilities	12,567	8,916
Long-term debt	2,976	—
Deferred revenue and other	4,536	3,621

Total liabilities	20,079	12,537

Stockholders’ equity:
Common stock	35	32
Additional paid-in capital	191,218	139,116
Accumulated other comprehensive gain	(8)	65
Accumulated deficit	(87,765)	(85,054)

Total stockholders’ equity	103,480	54,159

Total liabilities and stockholders’ equity	$123,559	$66,696

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LMNX Reports Fourth Quarter and Year-End 2007 Results

February 7, 2008
LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$21,501	$14,210	$75,010	$52,989
Cost of revenue	8,191	5,660	28,916	20,737

Gross profit	13,310	8,550	46,094	32,252
Operating expenses:
Research and development	4,348	2,338	15,383	8,673
Selling, general and administrative	11,905	6,205	40,729	24,160
In-process research and development expense	—	—	7,400	—

Total operating expenses	16,253	8,543	63,512	32,833

Loss from operations	(2,943)	7	(17,418)	(581)
Interest expense from long-term debt	(116)	—	(513)	—
Other income, net	602	597	1,665	2,108
Settlement of litigation	11,500	—	11,500	—
Gain on settlement of liability	2,345	—	2,345	—
Income taxes	(327)	(5)	(290)	(20)

Net income (loss)	$11,061	$599	$(2,711)	$1,507

Net income (loss) per share, basic	$0.31	$0.02	$(0.08)	$0.05

Shares used in computing net income (loss) per share, basic	35,302	31,658	34,361	31,434
Net income (loss) per share, diluted	$0.30	$0.02	$(0.08)	$0.05

Shares used in computing net income (loss) per share, diluted	36,708	33,022	34,361	32,988
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LMNX Reports Fourth Quarter and Year-End 2007 Results

February 7, 2008
LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating activities:
Net income (loss)	$11,061	$599	$(2,711)	$1,507
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,618	390	5,063	1,483
In-process research and development expense	—	—	7,400	—
Gain on settlement of liability	(2,345)	—	(2,345)	—
Stock-based compensation and other	1,749	1,654	6,593	5,511
Other	267	(38)	356	(24)
Changes in operating assets and liabilities:
Accounts receivable, net	375	59	(3,255)	(1,657)
Inventory, net	1,094	(110)	(129)	(290)
Prepaids and other	777	(918)	1,019	(1,009)
Accounts payable	(32)	930	(2,958)	(602)
Accrued liabilities	906	71	(715)	(307)
Deferred revenue	478	(191)	75	(566)

Net cash provided by (used in) operating activities	15,948	2,446	8,393	4,046

Investing activities:
Net purchases of held-to-maturity investments	1,649	519	11,392	(1,889)
Purchase of property and equipment	(1,355)	(668)	(6,685)	(2,638)
Acquisition of business, net of cash acquired	—	—	(2,686)	—
Acquired technology rights	—	—	(265)	(25)
Other	(5)	21	20	45

Net cash provided by (used in) investing activities	289	(128)	1,776	(4,507)

Financing activities:
Payments on debt	—	—	(12,349)	—
Proceeds from issuance of common stock	1,236	189	1,868	2,622
Other	—	—	13	—

Net cash provided by (used in) financing activities	1,236	189	(10,468)	2,622

Effect of foreign currency exchange rate on cash	35	21	118	47
Change in cash and cash equivalents	17,508	2,528	(181)	2,208
Cash and cash equivalents, beginning of period	9,725	24,886	27,414	25,206

Cash and cash equivalents, end of period	$27,233	$27,414	$27,233	$27,414

Supplemental disclosure of cashflow information:
Interest and penalties paid	$6	$—	$1,360	$—
Purchase of leasehold improvements under trade payable arrangement paid in 2007	—	445	—	445

Supplemental disclosure of non-cash effect of acquisitions:
Purchase price	$—	$—	$(49,401)	$—
Common stock issued	—	—	41,755	—
Conversion of Tm options and warrants	—	—	2,315	—
Forgiveness of receivable from acquired company	—	—	1,232	—
Write-off of acquired technology rights	—	—	473	—
Cash acquired	—	—	940	—

Acquisition, net of cash acquired	$—	$—	$(2,686)	$—

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